Exhibit 10.01

REAL ESTATE SALE PURCHASE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

DATE:	March 21, 2019

SELLER:	Black Rock Venture, LLC
an Arizona limited liability company

BUYER:	Generation Alpha, Inc.,
a Nevada corporation

With a copy to:

Laura A. Bianchi., Esq.
Rose Law Group, PC
7144 E Stetson Drive, Suite 300
Scottsdale Arizona 85251
Email: lbianchi@roselawgroup.com

ESCROW AGENT:	Arizona Escrow & Financial Corp.
Attn: Monica May-Dunn
3333 E. Camelback Rd. #110
Phoenix, Arizona 85018

TITLE AGENT:	Thomas Title & Escrow
Attn: Chadwick Campbell
7150 E. Camelback Rd. #195
Scottsdale, Arizona 85251

PROPERTY:	As described in Recital A below.

THIS REAL ESTATE SALE AND PURCHASE AGREEMENT AND JOINT ESCROW AND TITLE INSTRUCTIONS (this “Agreement”) is made and entered into as of the _____ of March, 2019, by and between the members of Black Rock Venture, LLC an Arizona limited liability company (“Seller”) and Generation Alpha, Inc., a Nevada corporation, or a to-be-formed affiliate entity (“Buyer”) with respect to the following:

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RECITALS:

A.	Seller desires to sell and convey to Buyer all of Seller’s right, title and interest in the following:

1.	That certain real property located at 2601 West Holly Street, Phoenix, Arizona 85009 and 2609 West Holly Street, Phoenix, Arizona 85009, which is legally described on Exhibit “A” attached hereto (the “Land”), together with any buildings and other improvements located thereon (the “Building”) and all other improvements located thereon (collectively, the “Improvements”);

2.	All rights, privileges, easements and appurtenances benefitting the Land, the Building and/or the Improvements, including, without limitation, any use permits, approvals, mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land, the Building and/or the Improvements (the Land, the Building, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the “Real Property”);

3.	Pursuant to and in compliance with Title 9, Chapter 17 Department of Health Services Medical Marijuana Program (the “AZDHS Rules”) and A.R.S. § 36-2801 et seq., as amended from time to time (the “Act”) (the AZDHS Rules and the Act collectively referred to herein as the “AMMA”), as well as the applicable local rules and regulations required by the City of Phoenix (the “Local Regulations”), the Property holds the approvals and authorizations for the Conditional Use Permit (the “CUP”), as further detailed in Exhibit “B”, attached and incorporated by reference herein, which allows for the operation of a Cultivation and Infusion Facility on the Real Property (as further defined by the Local Regulations) (collectively referred to herein as the “Cultivation Facility”). Pursuant to the AMMA and Local Regulations, the Cultivation Facility shall be used for the cultivation, harvest, preparation, packaging, and storage of medical marijuana (“Marijuana”) as well as extraction, refinement, infusion, production, preparation, packaging, and storage of manufactured and derivative oils, waxes, concentrates, edible and non-edible products which contain Marijuana (collectively referred to herein as the “Marijuana Products”), subject to the AMMA and Local Requirements. To the best of Seller’s knowledge, The CUP is current and in good standing with the City of Phoenix and shall remain in good standing through the Closing Date, subject to the conditions and contingencies required by the CUP and Local Requirements, in compliance with the AMMA;

4.	All of Seller’s interest in each contract or agreement with respect to or affecting the Real Property or the Personal Property, together with any amendments, modifications or supplements thereto (collectively, the “Contracts”). The Real Property, including the approvals and authorizations required for the CUP, the Personal Property, and Seller’s interest as lessor under the Contracts are sometimes collectively hereinafter referred to as the “Property”; and

5.	Buyer is responsible for, and has conducted due diligence associated with the CUP and has confirmed, based on such review, that the Property is fit for Buyer’s intended use.

B.	Seller desires to sell the Property to Buyer and Buyer desires to purchase the Property from Seller upon the terms and conditions hereinafter set forth.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree that the terms and conditions of this Agreement and the instructions to Escrow Agent and Title Agent with regard to the escrow accounts (“Escrow”) created pursuant hereto are as follows:

ARTICLE 1
AGREEMENT OF THE PARTIES

1.1 Agreement. In consideration of their mutual covenants set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, for the Purchase Price (as defined in Section 2.1 below) and on the terms and conditions set forth in this Agreement, the Property (collectively, the “Transaction”).

1.2 Effectiveness of Agreement; Opening Date. This Agreement shall be effective when both Buyer and Seller have executed this Agreement. Within one (1) day following the date of execution of this Agreement by both Buyer and Seller, Buyer will deliver, or shall cause to be delivered, a fully executed copy of this Agreement to Escrow Agent and Title Agent. The “Opening Date” shall be the date on which Escrow Agent and Title Agent receive the fully executed copy and has notified each Party in writing of such receipt. Promptly upon receipt, Escrow Agent and Title Agent shall notify Buyer and Seller in writing of the Opening Date and shall establish the Escrow and Title accounts for the transaction described herein.

ARTICLE 2
PURCHASE PRICE AND PAYMENT TERMS

2.1 Purchase Price. The total purchase price for the Property is Three Million Five Hundred and 00/100 Dollars ($3,500,000.00) (the “Purchase Price”).

2.2 Payment. The Purchase Price shall be paid by Buyer as follows:

(a) Earnest Money. Pursuant to that certain Letter of Intent (the “LOI”), Buyer deposited in escrow the sum of Fifty Thousand and/100 Dollars ($50,000.00) as the initial earnest money deposit (the “Initial Deposit”). In addition to the Initial Deposit, on or before March 22, 2019, Buyer shall deposit with Escrow Agent an additional earnest deposit in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Second Deposit”)(the Initial Deposit and Second Deposit collectively referred to herein as the “Earnest Deposits”). Pursuant to and in accordance with the LOI and those certain Ernest Deposit Escrow Instructions (“Earnest Deposit Instructions”) the Initial Deposit was deemed non-refundable to Buyer on March 8, 2019, excepting in the event of a material breach or willful misconduct on the part of Seller. The Second Deposit shall remain fully refundable to Buyer until the Close (as defined herein) of the Transaction. If the Transaction Closes successfully, in accordance with all terms and conditions herein, the Earnest Deposits shall be credited towards the Purchase Price.

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(b) Cash Payment at Closing. The balance of the Purchase Price, which shall be an amount equal to Three Million Three Hundred Fifty Thousand and 00/100 ($3,350,000.00) shall be deposited with Escrow Agent immediately prior to Closing (as defined herein), to be paid to Seller upon the successful Close of the Transaction.

(c) Manner of Payment. All payments that Buyer is required to make under this Section shall be made by cashier’s check payable to Escrow Agent or by wire transfer of ready funds to the account of Escrow Agent.

(d) Disbursements. At Closing, all amounts paid by Buyer on account of the Purchase Price, less any closing costs payable by Seller, shall be disbursed to Seller.

(e) 1031 Exchange. Buyer is aware that Seller may perform an Internal Revenue Code Section 1031 tax-deferred exchange (a “1031 Exchange”). Buyer agrees to cooperate with Seller, as reasonably necessary or required pursuant to a 1031 Exchange. Seller agrees to hold Buyer harmless from any and all claims, costs, liabilities, or delays in time resulting from any 1031 Exchange associated with or related to this Agreement.

ARTICLE 3
ESCROW

3.1 Establishment of Escrow and Title; Escrow and Title Instructions. This Agreement constitutes escrow instructions to Escrow Agent and Title Agent, as applicable. Should Escrow Agent and/or Title Agent require the execution of its standard form printed escrow instructions, Buyer and Seller agree to execute same; however, such instructions shall be construed as applying only to Escrow Agent and/or Title Agent’s engagement, and if there are conflicts between the terms of this Agreement and the terms of the printed escrow instructions, the terms of this Agreement shall control.

3.2 Cancellation Charges. If the Transaction fails to Close because of Seller’s default, Seller shall be liable for all customary escrow and title cancellation charges. If the Transaction fails to Close because of Buyer’s default, Buyer shall be liable for all customary escrow and title cancellation charges. If the Transaction fails to close for any other reason, Seller and Buyer shall each be liable for one-half of all customary escrow and title cancellation charges.

3.3 Escrow and Title Instructions; Escrow Agent and Title Agent not a Party. The Parties shall deliver to Escrow Agent and Title Agent an executed copy of this Agreement, which shall constitute instructions to Escrow Agent and Title Agent. By accepting this escrow, Escrow Agent and Title Agent agrees be bound by the terms of this Agreement as they relate to the duties of Escrow Agent or Title Agent, respectively. However, such agreement does not constitute Escrow Agent nor Title Agent as a Party to this Agreement and no consent or approval from Escrow Agent nor Title Agent shall be required to amend, extend, supplement, cancel or otherwise modify this Agreement except to the extent any such action increases the duties of Escrow Agent or Title Agent or exposes Escrow Agent or Title Agent to increased liability, in which such action shall not be binding on Escrow Agent or Title Agent unless Escrow Agent or Title Agent has consented to the same in writing. If any of the provisions of this Agreement conflict with any printed form instructions given to Escrow Agent or Title Agent, the provisions of this Agreement shall govern and control, unless this Agreement is specifically modified or amended by both Parties hereto, and a copy of the executed amendment is delivered to Escrow Agent and Title Agent. Without limiting the foregoing, no provision in any printed form instructions shall excuse any performance by either Party at the times provided in this Agreement, extend the Closing provided for herein, provide either Party hereto with any grace period not provided in this Agreement, indemnify Escrow Agent or Title Agent for its negligence or willful failure to perform its duties, or give Escrow Agent, Title Agent, or any broker any rights in this Agreement or the Earnest Money, and any such provision shall be deleted.

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ARTICLE 4
INFORMATION TO BE PROVIDED TO BUYER

4.1 Information and Other Items to Be Provided to Buyer. Seller has provided, and Buyer acknowledges receipt of, documents concerning the Property in Seller’s actual physical possession (collectively, the “Due Diligence Materials”). Buyer acknowledges it has thoroughly inspected the Property and agrees to accept in the same in its AS IS condition, with no representations or warranties from Seller regarding the condition thereof or entitlements thereto, excepting as it pertains to the CUP, the confirmation and good standing of which shall be a required representation of Seller, and otherwise a condition to close, as further detailed herein.

ARTICLE 5
CONDITIONS TO CLOSING

5.1 Conditions to Buyer’s Obligation to Close. Buyer’s obligations to Close this Transaction are subject to the satisfaction of the following conditions on and as of the Closing, unless an earlier date is specified:

(a) Seller Closing Documents. Seller has delivered into Escrow each of the Seller Closing Documents as set forth in Section 6.3 below.

(b) Full Compliance. Seller has fully performed all of its obligations to be performed by Seller on or before Closing.

If any of the foregoing conditions is not fulfilled on or before the Closing Date, Buyer may, in addition to any right or remedy otherwise available to Buyer, by written notice to Seller given at any time prior to Closing, cancel this Agreement. Upon such cancellation, Buyer shall be entitled to a return of the Second Deposit.

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5.2 Conditions to Seller’s Obligation to Close. Seller’s obligation to Close this transaction is subject to the satisfaction of the following conditions on and as of the Closing, unless an earlier date is specified:

(a) Buyer Closing Documents. Buyer has delivered into Escrow each of the Buyer Closing Documents as set forth in Section 6.4 below

(b) Full Compliance. Buyer has fully performed all of its obligations to be performed by Buyer on or before Closing.

If any of the foregoing conditions is not fulfilled on or before the Closing Date, Seller may, in addition to any right or remedy otherwise available to Seller, by written notice to Buyer, cancel this Agreement. Upon such cancellation, Seller shall be entitled to retain the Initial Deposit.

5.3 Delivery of Certain Items to Seller. If this Agreement is cancelled by either Party for any reason other than a default by Seller, Buyer shall provide to Seller, at no cost to Seller, copies of all feasibility studies, reports, surveys, correspondence, or any other items obtained or created by or on behalf of Buyer in connection with its investigations, inspections, and reviews of the Property.

ARTICLE 6
CLOSING

6.1 Time of Closing. The Closing of this Transaction and Escrow (referred to in this Agreement as the “Close” or “Closing”) shall occur on or before April 1, 2019, or as the Parties otherwise mutually agree upon in writing (the date on which the Transaction Closes shall be deemed the “Closing Date”).

6.2 Closing Statements. Prior to Closing, Escrow Agent and/or Title Agent will prepare separate closing settlement statements for Seller and Buyer, reflecting the various charges, prorations and credits applicable to such Party, as provided in this Agreement, and provide Seller with a copy of Seller’s closing settlement statement and Buyer with a copy of Buyer’s closing settlement statement. Prior to Closing, Seller shall have the right to review and approve its closing settlement statement to insure that such settlement statement conforms to the terms of this Agreement, and the settlement statement for Seller, as approved by Seller, is referred to in this Agreement as the “Seller Closing Settlement Statement”. Prior to Closing, Buyer shall have the right to review and approve its closing settlement statement to insure that such settlement statement conforms to the terms of this Agreement, and the settlement statement for Buyer, as approved by Buyer, is referred to in this Agreement as the “Buyer Closing Settlement Statement”.

6.3 Seller’s Closing Documents. On or before the Closing Date, Seller shall deposit into Escrow the following documents for delivery to Buyer at the Closing, each of which shall have been duly executed and, where appropriate, acknowledged:

(a) A Special Warranty Deed the form attached hereto as Exhibit “C” (the “Deed”) conveying the Property to Buyer, subject only to the Approved Title Exceptions;

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(b) A declaration of value as required by law;

(c) Bill of Sale (“Bill of Sale”), duly executed by Seller, in the form attached hereto as Exhibit “D”, conveying without warranty, all of Seller’s right, title and interest in and to the Personal Property;

(d) Confirmation to Buyer of CUP’s good standing with the City of Phoenix;

(e) Confirmation and acknowledgement to Buyer that Seller shall take any action, as reasonably necessary or otherwise required by the AMMA, the Local Requirements, the CUP or the Arizona Department of Health Services (“AZDHS”), to ensure the CUP remains in good standing with the City of Phoenix, including without limitation the cooperation with, and/or assistance to, Buyer with regard to any obligation related to the CUP, which Buyer cannot fulfill without such Seller cooperation and assistance.

(f) A certification to Buyer and Escrow Agent, signed and acknowledged by Seller under penalties of perjury, certifying that Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate, or other foreign person within the meaning of Section 1445 and 7701 of the Internal Revenue Code of 1986 and the related Treasury Regulations; and

(g) Such other documents as may be necessary or appropriate to transfer and convey all of the Property to Buyer and to otherwise consummate this Transaction in accordance with the terms of this Agreement.

6.4 Buyer’s Closing Documents. On or before the Closing Date, Buyer shall deposit into escrow the following documents for delivery to Seller at the Closing, each of which shall have been duly executed and, where appropriate, acknowledged:

(a) A declaration of value as required by law;

(b) The remaining balance of the Purchase Price; and

(c) Such other documents as may be necessary or appropriate to consummate this transaction in accordance with the terms of this Agreement.

6.5 Closing Costs and Prorations.

(a) Escrow Charges. Upon the Closing, Seller and Buyer each agree to pay one-half of the escrow charges.

(b) Recording Fees. Fees for recording the Deed will be paid by Seller. All other recording fees will be paid by Buyer and Seller equally.

(c) Documentary Taxes and Transfer Taxes; Sales Taxes. Seller will pay any documentary transfer tax, stamp tax, real estate conveyance tax or similar tax or fee due and payable in connection with this Transaction. Seller will pay any transaction privilege tax, sales tax, or use tax payable on account of the sale of any portion of the Property.

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(d) Assessments, Liens, Encumbrances. On or before the Closing Date, Seller shall pay in full any improvement district assessments or other assessments, liens or monetary encumbrances (including but not limited to, sewer and water assessments or special fees), which are liens or assessments affecting the Property as of the date of the Closing, whether or not then due (including, without limitation, any installments due in future years), and such payments shall not increase the amount payable by Buyer hereunder.

(e) Operating Costs. Seller will remain responsible for all costs, expenses or liabilities arising or occurring with respect to the ownership or operation of the Property prior to the Closing Date, and Buyer will be responsible for all costs, expenses or liabilities arising or occurring with respect to the ownership or operation of the Property on or after the Closing Date. Without limiting the foregoing, the following prorations between Seller and Buyer shall be made by Escrow Agent computed as of the Close of Escrow:

(i) Taxes. Real and personal property taxes and assessments on the Property shall be prorated on the basis that Seller is responsible for (i) all such taxes for the fiscal year of the applicable taxing authorities occurring prior to the “Current Tax Period” (as hereinafter defined); and (ii) that portion of such taxes for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to the Close of Escrow, inclusive, whether or not the same shall be payable prior to the Close of Escrow. The phrase “Current Tax Period” refers to the fiscal year of the applicable taxing authority in which the Close of Escrow occurs. In the event that as of the Close of Escrow the actual tax bills for the year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates and assessed valuation of the previous year, with known changes, shall be used; and when the actual amount of taxes and assessments for the year or years in question shall be determinable, then such taxes and assessments will be re-prorated between the Parties to reflect the actual amount of such taxes and assessments.

(ii) Operating Expenses. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes (other than real estate taxes) such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of operation of the Property, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing Date, and Buyer shall pay all such expenses accruing on the Closing Date and thereafter. Seller and Buyer shall obtain billings and meter readings as necessary, to aid in such prorations if Buyer shall so request. Unless so requested, utility services will be terminated by Seller and recommenced by Buyer effective on the Closing Date.

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(iii) Capital Expenditures. All capital and other improvements (including labor and materials) which are performed or contracted for by Seller at or prior to the Close of Escrow will be paid by the Seller, without contribution or proration from Buyer.

(iv) Insurance. The insurance maintained by Seller shall be cancelled effective as of the Closing Date.

(v) Contracts. Amounts payable under those Contracts which Buyer has elected to assume shall be prorated on an accrual basis. Seller shall pay all amounts due thereunder which accrue prior to the Closing Date, and Buyer shall pay all amounts accruing on the Closing Date and thereafter. Seller shall pay in full all amounts due under and terminate as of the Closing Date any Contracts to the extent they affect the Property which Buyer has not elected to assume.

(f) Miscellaneous Closing Costs. Any other closing costs not provided for above or elsewhere in this Agreement shall be paid by Buyer and Seller according to the usual and customary practice Phoenix, Maricopa County, State of Arizona.

(g) Method of Payment. All closing costs and commissions payable by Seller shall be deducted from Seller’s proceeds at the Closing.

6.6 Payments and Disbursements to Be Handled through the Escrow. The various charges, credits and prorations contemplated by this Agreement will be handled by Escrow Agent through the escrow by appropriate charges and credits to Buyer and Seller and will be reflected in the Seller Closing Settlement Statement or the Buyer Closing Settlement Statement, as appropriate. All amounts payable pursuant to this Agreement will be paid to Escrow Agent for disposition through Escrow Agent. Escrow Agent is authorized to make all disbursements to the Parties and to third-parties contemplated by this Agreement from funds deposited for those purposes, as necessary or appropriate to Close this Transaction and as set forth in the Seller Closing Settlement Statement and the Buyer Closing Settlement Statement.

ARTICLE 7
SELLER’S REPRESENTATIONS AND WARRANTIES

7.1 Nature of Seller’s Representations. Each of the representations and warranties of Seller contained in this Article 7 constitutes a material part of the consideration to Buyer and Buyer is relying on the correctness and completeness of these representations and warranties in entering into this transaction. Each of the representations and warranties is true and accurate as of the date of execution of this Agreement by Seller, will be true and accurate as of the Closing and will survive the Closing, regardless of any investigation or inspection by Buyer.

7.2 Representations and Warranties. Seller represents and warrants to Buyer as follows:

(a) Duly Organized and Authorized. Seller is a limited liability company, duly organized and in good standing under the laws of the State of Arizona. Seller has full power and authority to sign this Agreement and any documents and instruments in connection herewith. The execution, delivery and performance of this Agreement by Seller have been duly authorized by, and upon delivery to and execution by Buyer this Agreement shall be a valid and binding agreement of, Seller. There is no consent required from any third Party before the Property may be conveyed to Buyer.

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(b) No Liens, Claims or Encumbrances. There are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or any other debtor relief actions contemplated by Seller or filed by Seller, or to Seller’s actual knowledge, pending in any current judicial or administrative proceeding against Seller.

(c) No Occupancy Rights. There are no leases or tenancies of any kind affecting the Property.

(d) Conditional Use Permit. Per the information provided by Seller, the Property has obtained all authorizations and approvals required for the CUP, subject to certain stipulations which will be the responsibility of Buyer. Seller represents and warrants any Due Diligence Materials provided by Seller, are true and accurate to the best of Seller’s knowledge, and to the extent known or which should be reasonably known by Seller, the CUP is in good standing with the City of Phoenix, and was obtained in accordance with the AMMA and the Local Requirements. Notwithstanding the foregoing, Buyer is responsible for, and has conducted, any required due diligence associated with the CUP, based on the Due Diligence Materials provided by Seller, or otherwise reasonably obtainable by Buyer, to conduct such review.

(e) Litigation. Neither Seller nor any of its constituent members is a Party to any pending or threatened action, suit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or officer arising from or relating to this transaction, the Property or to the past or present operations and activities of Seller upon or relating to the Property. No litigation, administrative or other proceeding (including any condemnation proceeding), or order or judgment is pending, outstanding, or threatened against or relating to any portion of the Property or which could affect the performance by Seller of any of its obligations under this Agreement. Seller has no knowledge of any facts or circumstances which could give rise to such action.

(f) Taxes. Seller does not have any liability for any taxes, or any interest or penalty in respect thereof, of any nature that may be assessed against Buyer or that are or may become a lien against the Property, other than the lien for current real property taxes and assessments not yet due and payable.

ARTICLE 8
ADDITIONAL COVENANTS

8.1 Possession. Possession of the Property shall be delivered to Buyer upon the Closing.

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8.2 Risk of Loss. The risk of loss or damage to the Property and all liability to third persons until the Closing shall be borne solely by Seller and immediately upon Closing, shall be borne solely by Buyer.

8.3 Indemnity.

(a) Buyer’s Indemnity. Buyer shall defend, indemnify, save and hold Seller and its Related Parties harmless for, from and against any and all Claims:

(i) Directly or indirectly relating in any way to the Property and accruing from and after the Closing;

(ii) Accruing at any time before or after the Closing as the result of the acts or omissions of Buyer, any of Buyer’s Related Parties, or any of Buyer’s consultants, representatives, or contractors; and

(iii) Subject to any limitations imposed by Section 10.1 below, arising as a result of the breach by Buyer of any of Buyer’s obligation under this Agreement or under any other agreement or document delivered by Buyer in accordance with this Agreement, or as a result of the inaccuracy of any representation or warranty made by Buyer in this Agreement or in any other agreement or document delivered by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

except, in the case of Claims under both clauses (i) and (ii), to the extent arising from any actions, activities, or omissions of Seller, its Related Parties, or any of Seller’s consultants, representatives, or contractors.

(b) Seller’s Indemnity. Seller shall defend, indemnify, save and hold Buyer and its Related Parties harmless for, from and against any and all Claims:

(i) Directly or indirectly relating in any way to the Property and accruing prior to Closing; and

(ii) Subject to any limitations imposed by Section 10.1 below arising as a result of the breach by Seller of any of Seller’s obligation under this Agreement or under any other agreement or document delivered by Seller in accordance with this Agreement, or as a result of the inaccuracy of any representation or warranty made by Seller in this Agreement or in any other agreement or document delivered by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

except, in the case of Claims under clause (i), to the extent arising from any actions, activities, or omissions of Buyer, its Related Parties, or any of Buyer’s consultants, representatives, or contractors, and except to the extent otherwise within the coverage of any of Buyer’s other indemnification obligations under this Agreement.

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(c) Scope. The indemnity obligations of a Party under this Section 8.6 are in addition to and not in lieu of any other indemnification obligations of such Party set forth elsewhere in this Agreement.

ARTICLE 9
BROKERAGE

9.1 Buyer Brokerage. Buyer warrants that they have not dealt with any broker in connection with this transaction other than Pete Wilson with Kidder Mathews, Inc. (“Buyer Broker”). Seller warrants that they have not dealt with any broker in connection with this transaction other than Andrew Jaffe, with J&J Properties, Inc. d/b/a Commercial Properties Inc. (“Seller Broker”)(Buyer Broker and Seller Broker collectively referred to herein as, “Brokers”). If any other person shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker or performance of services as a finder or broker in connection with this transaction, the Party under whom the finder or broker is claiming shall indemnify, defend, and hold harmless the other Party and such Party’s Related Parties for, from and against any and all Claims in connection with such claim or any action or proceeding brought on such claim.

9.2 Commissions. Seller shall be solely responsible for all commissions payable to Brokers as a result of the transaction contemplated herein pursuant to the terms and conditions of a separate agreement between Seller and Broker. The commission due to Brokers shall be equal to a total of six percent (6%) of the gross sales price, with three percent (3%) paid to Buyer Broker and three percent (3%) paid to Seller Broker.

ARTICLE 10
defaults and REMEDIES

10.1 Defaults by Buyer.

(a) Buyer’s Default. The occurrence of any of the following will constitute a default by Buyer under this Agreement:

(i) If, by the time set for the Closing, Buyer has failed to deposit with Escrow Agent, the balance of the Purchase Price, the documents and other items to be deposited by Buyer by the time set for Closing, or if Buyer otherwise fails to perform any other obligation of Buyer to be performed by the time set for Closing (all such obligations being referred to collectively as the “Buyer Closing Obligations”); or

(ii) If Buyer fails to observe or perform any of the other covenants or agreements contained in this Agreement to be observed or performed by Buyer, but such failure, if of a type that can be cured or corrected by Buyer, will not be a default unless such failure continues for five (5) days after written notice of breach is given by Seller to Buyer except that if such failure is of such a character as to require more than five (5) to correct, Buyer will not be in default if Buyer commences actions to correct such failure within the 15-day period and thereafter, using reasonable diligence, cures such failure. In no event, however, will the cure period be extended beyond the time set for Closing.

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(b) Seller’s Remedies.

(i) If Buyer is in default with respect to the Buyer Closing Obligations, Seller’s sole and exclusive remedy with respect to such default shall be to cancel this Agreement and the escrow, such cancellation to be effective immediately upon Seller giving written notice of cancellation to Buyer, Escrow Agent and Title Agent. Upon such cancellation, the Second Deposit shall be released to Buyer; however, Seller shall be entitled to receive and retain all the Initial Deposit as liquidated damages for such failure and not as a penalty, the Parties agreeing and stipulating that the exact amount of damages would be extremely difficult to ascertain and that the Initial Deposit constitutes a reasonable and fair approximation of such damages.

(ii) If Buyer is in default with respect any of its obligations under this Agreement, other than the Buyer Closing Obligations, including any indemnity obligation, Seller shall have all rights and remedies at law or in equity in connection with such default.

10.2 Default by Seller.

(a) Seller’s Default. The occurrence of any of the following will constitute a default by Seller under this Agreement:

(i) If, by the time set for the Closing, Seller has failed to deposit with Escrow Agent and/or Title Agent, the documents and other items to be deposited by Seller in escrow by the time set for Closing, or Seller otherwise fails to perform any other obligation of Seller to be performed by the time set for Closing (all such obligations being referred to collectively as the “Seller Closing Obligations”); or

(ii) If Seller fails to observe or perform any of the other covenants or agreements contained in this Agreement to be observed or performed by Seller, but such failure, if of a type that can be cured or corrected by Seller, will not be a default unless such failure continues for 5 days after written notice of breach is given by Buyer to Seller except that if such failure is of such a character as to require more than 5 days to correct, Seller will not be in default if Seller commences actions to correct such failure within the 5-day period and thereafter, using reasonable diligence, cures such failure. In such event, the time for Closing will automatically be extended to permit such cure within the time period above provided.

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(b) Buyer’s Remedies.

(i) If Seller is in default with respect to the Seller Closing Obligations, Buyer’s sole and exclusive remedy with respect to such default shall be to cancel this Agreement and the escrow, such cancellation to be effective immediately upon Buyer giving written notice of cancellation to Seller, Escrow Agent, and Title Agent. Upon such cancellation, the Second Deposit shall be released to Buyer and unless the default is due to willful misconduct by Seller, Seller shall be entitled to retain the Initial Deposit; however if such default is due to the willful misconduct by Seller, the Initial Deposit shall be also be immediately returned to Buyer.

(ii) If Seller is in default with respect any of its obligations under this Agreement, other than the Seller Closing Obligations, including any indemnity obligation, Buyer shall have all rights and remedies at law or in equity in connection with such default.

ARTICLE 11
GENERAL PROVISIONS

11.1 Certain Definitions. As used in this Agreement, certain capitalized terms are defined as follows:

(a) “Claims” means any and all obligations, debts, covenants, conditions, representations, costs, and liabilities and any and all demands, causes of action, and claims, of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise, including attorneys’ fees and litigation and court costs.

(b) “Related Parties” means, with respect to any person or entity, the officers, directors, shareholders, partners, members, employees, agents, attorneys, successors, personal representatives, heirs, executors, or assigns of any such person or entity.

11.2 Assignment. Buyer may not assign its rights under this Agreement, excepting to an existing, or to-be-formed, wholly owned affiliate of Buyer.

11.3 Cooperation. Seller shall cooperate fully with Buyer in obtaining any necessary governmental approvals to the transfer of any item of property being sold to Buyer pursuant to this Agreement.

11.4 Binding Effect. The provisions of this Agreement are binding upon and shall inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns.

11.5 Attorneys’ Fees. If either Party to this Agreement initiates or defends any legal action or proceeding with the other Party in any way connected with this Agreement, the prevailing Party in any such legal action or proceeding, in addition to any other relief which may be granted, whether legal or equitable, shall be entitled to recover from the losing Party in any such legal action or proceeding its reasonable costs and expenses of suit, including reasonable attorneys’ fees and expert witness fees. If either Party to this Agreement initiates or defends any legal action or proceeding with a third Party because of the violation of any term, covenant, condition or agreement contained in this Agreement by the other Party to this Agreement, then the Party so litigating shall be entitled to recover its reasonable costs and expenses of suit, including reasonable attorneys’ fees and expert witness fees, incurred in connection with such litigation from the other Party to this Agreement. All such costs and attorney’s fees shall be deemed to have accrued on commencement of any such legal action or proceeding and shall be enforceable whether or not such legal action or proceeding is prosecuted to judgment. Attorneys’ fees under this Section include attorneys’ fees on any appeal and in any bankruptcy or similar or related proceeding in federal or state courts. Any dispute as to the amounts payable pursuant to this Section shall be resolved by the court and not by a jury.

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11.6 Waivers. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the Party making the waiver. Either Party may waive any provision of this Agreement intended for its benefit; provided, however, such waiver shall in no way excuse the other Party from the performance of any of its other obligations under this Agreement.

11.7 Notices. All notices shall be in writing and shall be made by hand delivery, facsimile, express delivery service, freight prepaid, or by certified mail, postage prepaid, return receipt requested. Notices will be delivered or addressed to Seller and Buyer at the addresses or facsimile numbers set forth on the first page of this Agreement or at such other address or number as a Party may designate to the other Party in writing. Any such notice shall be deemed to be given and received and shall be effective (a) on the date on which the notice is delivered, if notice is given by hand delivery; (b) on the date of actual receipt, if the notice is sent by express delivery service; (c) on the date on which it is received or rejected as reflected by a receipt if given by United States mail, addressed and sent as aforesaid; and (d) when transmitted properly, in the case of facsimile transmission, with a facsimile being deemed to have been properly transmitted as of the date of successful transmission of the entire notice, as confirmed by return transmission; provided, however, that if successful transmission is completed after 5:00 PM, local time for the recipient on such day, then the facsimile transmission will be deemed to have been given and received and become effective on the next succeeding day.

11.8 Further Documentation. Each Party agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

11.9 Survival. The following obligations of the Parties will survive the Closing or cancellation of this Agreement, whether contained in this Agreement or in any agreement, instrument, or other document given by a Party in connection with the transactions contemplated by this Agreement:

(a) Post-Closing Covenants. Any and all obligations of the Parties that are to be performed following the Closing;

(b) Indemnification Obligations. All indemnity obligations of the Parties;

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(c) Warranties. Any and all warranties or representations of the Parties; and

(d) Other Obligations. Any other obligation with respect to which it is expressly provided that it will survive the Closing or cancellation of this Agreement.

11.10 Counterparts. This Agreement may be executed in counterparts (and by different Parties to this Agreement in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy to the other Party shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Construction. Unless the context of this Agreement clearly requires otherwise or unless otherwise expressly stated in this Agreement, this Agreement shall be construed in accordance with the following:

(a) Use of Certain Words. References to the plural include the singular and to the singular include the plural and references to any gender include any other gender. The part includes the whole; the terms “include” and “including” are not limiting; and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) References. References in this Agreement to “Articles,” “Sections,” or Exhibits are to the Articles and Sections of this Agreement and the Exhibits to this Agreement. Any reference to this Agreement includes any and all amendments, extensions, modifications, renewals, or supplements to this Agreement. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement.

(c) The Recitals. Buyer and Seller acknowledge that the Recitals are accurate and that they are a part of this Agreement.

(d) Construing the Agreement. Each of the Parties to this Agreement acknowledges that such Party has had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all Parties and their respective counsel. Accordingly, all Parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any Party to this Agreement based upon authorship or any other factor but shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties to this Agreement.

(e) Partial Invalidity. If any portion of this Agreement is determined to be unconstitutional, unenforceable or invalid, such portion of this Agreement shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portion of this Agreement shall remain in full force and effect and shall, for all purposes, constitute the entire Agreement.

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(f) Governing Law. This Agreement shall be construed according to the laws of the State of Arizona, without giving effect to its conflict of laws principles.

(g) Time of Essence; Time Periods. Time is of the essence of this Agreement. The time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 5:00 PM Arizona time on the last day of the applicable time period provided for in this Agreement. If the time for the performance of any obligation or taking any action under this Agreement expires on a Saturday, Sunday or legal holiday, or any other day that Escrow Agent and/or Title Agent is closed for business, the time for performance or taking such action shall be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday or day on which Escrow Agent and/or Title Agent is closed for business.

(h) Entire Agreement. This Agreement, which includes Exhibits A through D and, constitutes the entire agreement between the Parties pertaining to the subject matter contained in this Agreement. All prior and contemporaneous agreements, representations and understandings of the Parties, oral or written, are superseded by and merged in this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless in writing and executed by Buyer and Seller.

[Signatures on Following Page]

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EXECUTED as of the date written on the first page of this Agreement.

BUYER:

Generation Alpha, Inc.

a Nevada corporation

By:
Name:
Its:

SELLER:

Black Rock Venture, LLC

an Arizona limited liability company

By:
Name:
Its:

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